UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             July 26, 2011

Graco Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code             (612) 623-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 26, 2011, Graco Inc. (the “Company”) issued and sold $150 million in senior unsecured notes (the “Series C/D Notes”) to certain affiliates, investment funds or managed accounts of Prudential Investment Management, Inc. (the “Purchasers”) in a private placement pursuant to its March 11, 2011 Note Agreement with the Purchasers (the “Note Agreement”). The Company plans to use the proceeds for general corporate purposes.

The Series C/D Notes are in two series as follows:

Series	Aggregate Principal Amount	Interest Rate	Maturity Date
C	$75 million	4.88%	January 26, 2020
D	$75 million	5.35%	July 26, 2026

Interest on the Series C/D Notes is payable quarterly, starting on December 11, 2011. The Company is required to pay the entire unpaid principal amount of the Series C/D Notes on the maturity date set forth above for such series. The Company may make optional prepayments of the Series C/D Notes, subject to certain limitations and the requirement to pay an additional yield-maintenance amount in connection therewith. Upon a change of control, the holders of the Series C/D Notes have the right to require the Company to prepay the Series C/D Notes, including an additional yield-maintenance amount. The Note Agreement includes customary default provisions that include a default for the Company’s default on other debt exceeding $25 million. If an event of default occurs, all outstanding obligations under the Series C/D Notes may become immediately due and payable.

The foregoing description of the Note Agreement and the Series C/D Notes does not purport to be complete and is qualified in its entirety by reference to such documents, forms of which were filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed March 16, 2011, and are incorporated by reference in this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

By	/s/ James A. Graner
James A. Graner
Chief Financial Officer

Date: July 26, 2011